EXHIBIT 99.1

Media Contact:	Investor Contact:	NewPage Corporation
Amber Garwood	Randal Rombeiro	10 W. Second Street
937-242-9093	937-242-9573	Dayton, OH 45402

FOR IMMEDIATE RELEASE

NEWPAGE ANNOUNCES FIRST QUARTER 2007 FINANCIAL RESULTS

Dayton, Ohio. – May 7, 2007 – NewPage Corporation today announced its financial results of operations for the first quarter of 2007. Net sales were $476 million in the first quarter of 2007 compared to $507 million in the first quarter of 2006, a decrease of 6.1%. The company’s weighted average coated paper prices were $873 per ton in the first quarter of 2007, down from $886 per ton in the first quarter of 2006, and coated paper sales volumes in the first quarter of 2007 were 508,000 tons compared to 540,000 tons in the first quarter of 2006. As previously announced, the company took 27,000 tons of market-related downtime for coated paper in the first quarter of 2007 at the Rumford mill. The company did not take any market-related downtime in the first quarter of 2006.

“First quarter 2007 volume and price were down somewhat compared to the first quarter of 2006 as we continue to see the negative effects of imports of coated freesheet paper from China, Indonesia and South Korea, which we believe is being sold in our markets at artificially low prices. As a result, we filed petitions with the U.S. Department of Commerce and the U.S. International Trade Commission late last year seeking antidumping and countervailing duties on coated freesheet imports from these countries,” said Mark A. Suwyn, chairman of the board and chief executive officer.

On March 30, 2007, the U.S. Department of Commerce issued preliminary determinations in the subsidy cases and imposed preliminary countervailing duties on imports from these three countries. Preliminary determinations by the Department of Commerce in the dumping cases are expected at the end of May 2007. These preliminary determinations will be followed by further investigations and any preliminary duties imposed are subject to modification when final determinations are issued by the Department of Commerce. “We were pleased with the Department of Commerce’s preliminary determinations and believe that decision will provide a more balanced market for NewPage as well as all U.S. coated free sheet paper producers,” added Suwyn. “We are willing to compete with anyone in the world as long as we have a level playing field. The decision to address unfairly subsidized imported coated free sheet paper, which led to artificially low prices, is a first step in trying to level that playing field. At this time, it is unclear when any effect from this ruling will be felt in the marketplace.”

Net loss was $20 million in the first quarter of 2007 compared to a net loss of $64 million in the first quarter of 2006. Significant items in 2006 included an unrealized non-cash loss of $39 million for the basket option contract and equity award expense of $6 million recognized for the former chief executive officer.

EBITDA was $46 million for the first quarter of 2007 compared to EBITDA of $11 million for the first quarter of 2006. Significant items in 2006 included a non-cash loss of $39 million on the basket option contract, $8 million of expenses for transition costs, $9 million of non-cash charges and sale-related costs included in loss of discontinued operations, and equity award expense of $6 million recognized for the former chief executive officer.

Cost of sales for the first quarter of 2007 was $438 million compared to $451 million for the first quarter of 2006. Gross margin for the first quarter of 2007 declined to 8.0%, compared to 11.0% for the first quarter of 2006. The lower gross margin was primarily driven by lower average sales prices. Maintenance expense at our mills totaled $39 million and $36 million in the first quarter of 2007 and 2006.

“From a productivity standpoint, we had a solid operating quarter with three of our four mills running exceptionally well,” said Richard D. Willett, Jr., president and chief operating officer. “As our Lean Six Sigma initiatives ramp up, we are beginning to see the benefits of our improvement projects as productivity continues to outpace inflation. As previously announced, at year end we permanently shut down a smaller paper machine at our Luke, Maryland facility and during the first quarter of 2007, we curtailed production on the No. 11 paper machine at our Rumford, Maine mill to align capacity with anticipated market demand, and also as a result of the continued growth of low-priced Asian imports.”

Selling, general and administrative (SG&A) expenses were $26 million for the first quarter of 2007 compared to $38 million for the first quarter of 2006. SG&A expenses were higher in the first quarter of 2006 primarily as a result of transitional costs of $8 million related to the setup of NewPage as a stand-alone business, including costs related to the completion of the information technology and human resources transition, and higher equity award expense of $6 million.

Interest expense for the first quarter of 2007 was $33 million compared to $39 million for the first quarter of 2006. The decrease was primarily a result of lower outstanding debt balances and a reduction in the interest rate spread on the term loan.

There were no outstanding borrowings under the revolving senior secured credit facility as of March 31, 2007. Based on availability under the borrowing base as of that date, there is $177 million of additional borrowing availability under the revolving senior secured credit facility.

“Generally, we expect operating rates in the coated paper markets to remain relatively stable in the first half of 2007, and we believe that business drivers such as capacity closures, GDP growth and advertising spending remain favorable to us to see seasonal growth in the third and fourth quarters,” commented Suwyn. “In May, we look forward to the Department of Commerce’s preliminary determinations in the antidumping cases involving coated free sheet imports from China, Indonesia and South Korea.”

First Quarter 2007 Compared to First Quarter 2006

	Quarter Ended March 31,
(in millions)	2007	2006
	(unaudited)
Net sales	$476	$507
Cost of sales	438	451
Selling, general and administrative expense	26	38
Interest expense	33	39
Other (income) expense, net	—	39

Income (loss) from continuing operations before income taxes	(21)	(60)
Income tax (benefit)	(1)	(2)

Income (loss) from continuing operations	(20)	(58)
Income (loss) from discontinued operations	—	(6)

Net income (loss)	$(20)	$(64)

Supplemental Information
EBITDA (1)	$46	$11

(1)	Earnings before interest, taxes, depreciation and amortization. See the attached financial exhibits for a reconciliation of net income (loss) to EBITDA and our discussion about the use of EBITDA as a performance measure.

Conference Call

The NewPage First Quarter 2007 Conference Call and Webcast is scheduled for today, May 7, 2007, at 11 a.m. Eastern time. The live conference call and presentation slides may be accessed on the NewPage Web site at www.NewPageCorp.com. Click on the link to the Quarterly Earnings Conference Call and follow the instructions to access the webcast in listen and view mode. Please go to the Web site at least one hour prior to the call to register, download and install any necessary audio software. The call will be available live and stored on the Web site for five weeks.

Analysts and investors may participate in the live conference call by dialing 800-230-1096 (toll-free domestic) or 612-332-0107 (international). A replay of the call can be accessed via telephone 800-475-6701 (toll-free domestic) or 320-365-3844 (international), access code: 870962. The replay will be available starting at 2:30 p.m. (ET) on May 7, 2007, and will remain available until noon (ET) on June 11, 2007.

About NewPage Corporation

NewPage Corporation, headquartered in Dayton, Ohio, is a leading U.S. producer of coated papers in North America. The company produces coated papers in sheets and rolls with many finishes and weights to offer design flexibility for a wide array of end uses. With more than 4,300 employees, NewPage operates integrated pulp and paper manufacturing mills located in Escanaba, Michigan; Luke, Maryland; Rumford, Maine; and Wickliffe, Kentucky. These mills have a combined annual capacity of approximately 2.2 million tons of coated paper.

Forward-looking Statements

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will likely continue,” “will likely result,” or words or phrases with similar meaning. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, our substantial level of indebtedness; changes in the supply of, demand for prices of our products; the activities of competitors, including those engaged in unfair trade practices; changes in significant operating expenses, including raw material and energy costs; changes in currency exchange rates; changes in the availability of capital; general economic and business conditions in the United States and elsewhere in the world; changes in the regulatory environment, including requirements for enhanced environmental compliance; our ability to operate as a stand-alone business; and other risks and uncertainties that are detailed in our filings with the Securities and Exchange Commission. The company does not intend, and undertakes no obligation, to update any forward-looking statements.

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NewPage Corporation

Consolidated Statements of Operations (unaudited)

First Quarters Ended March 31, 2007 and 2006

(In millions)

	First Quarter Ended March 31, 2007	First Quarter Ended March 31, 2006
Net sales	$476	$507

Cost of sales	438	451
Selling, general and administrative expenses	26	38
Interest expense	33	39
Other (income) expense, net	—	39

Income (loss) from continuing operations before income taxes (benefit)	(21)	(60)
Income tax expense (benefit)	(1)	(2)

Income (loss) from continuing operations	(20)	(58)
Income (loss) from discontinued operations	—	(6)

Net income (loss)	$(20)	$(64)

NewPage Corporation

Condensed Consolidated Balance Sheets (unaudited)

March 31, 2007 and December 31, 2006

(In millions)

	March 31, 2007	December 31, 2006
ASSETS

Cash and cash equivalents	$24	$44
Accounts receivable, net	149	149
Inventories	330	317
Other current assets	25	27

Total current assets	528	537

Property, plant and equipment, net	1,289	1,309
Intangibles and other assets	130	135

TOTAL ASSETS	$1,947	$1,981

LIABILITIES AND STOCKHOLDER’S EQUITY

Accounts payable	$124	$134
Accrued expenses	125	120
Current maturities of long-term debt	5	5

Total current liabilities	254	259

Long-term debt	1,288	1,289
Other long-term obligations	65	64
Commitments and contingencies
Minority interest	34	38

Stockholder’s equity:
Common stock, 100 shares issued and outstanding, $0.01 per share par value	—	—
Additional paid-in capital	397	400
Accumulated deficit	(109)	(89)
Accumulated other comprehensive income	18	20

Total stockholder’s equity	306	331

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$1,947	$1,981

NewPage Corporation

Condensed Consolidated Statements of Cash Flows (unaudited)

First Quarters Ended March 31, 2007 and 2006

(In millions)

	First Quarter Ended March 31, 2007	First Quarter Ended March 31, 2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(20)	$(64)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss from discontinued operations	—	6
Depreciation and amortization	34	38
Amortization of debt issuance costs and debt discount	2	2
Unrealized (gain) loss on option contracts	—	39
Deferred income taxes	(1)	(2)
LIFO effect	10	(4)
Equity award expense	1	7
Changes in operating assets and liabilities	(23)	(13)
Net cash flows of discontinued operations	—	(6)

Net cash provided by (used in) operating activities	3	3

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(14)	(13)
Net cash flows of discontinued operations	—	(1)

Net cash provided by (used in) investing activities	(14)	(14)

CASH FLOWS FROM FINANCING ACTIVITIES
Distributions from Rumford Cogeneration Company, L.P. to limited partners	(4)	(4)
Loans to parents	(4)	—
Payments on long-term debt	(1)	(104)
Net borrowings (payments) on revolving credit facility	—	119

Net cash provided by (used in) financing activities	(9)	11

Increase in cash and cash equivalents from initial consolidation of Rumford Cogeneration Company, L.P.	—	10

Net increase (decrease) in cash and cash equivalents	(20)	10
Cash and cash equivalents at beginning of period	44	1

Cash and cash equivalents at end of period	$24	$11

NewPage Corporation

Reconciliation of Net Income (Loss) to EBITDA (unaudited)

First Quarters Ended March 31, 2007 and 2006

(In millions)

	First Quarter Ended March 31, 2007	First Quarter Ended March 31, 2006
Net income (loss)	$(20)	$(64)
Plus:
Interest expense	33	39
Income tax expense (benefit)	(1)	(2)
Depreciation and amortization	34	38

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$46	$11

EBITDA is not a measure of our performance under accounting principles generally accepted in the United States (“GAAP”), is not intended to represent net income (loss), and should not be used as an alternative to net income (loss) as an indicator of performance. EBITDA is shown because it is a primary component of certain covenants under our senior secured credit facilities and is a basis upon which our management assesses performance. In addition, our management believes EBITDA is useful to investors because it and similar measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. The use of EBITDA instead of net income (loss) has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP.